EMPLOYMENT AGREEMENT

This Employment Agreement is entered this 9th day of October, 2012, by and between Sunpeaks Ventures, Inc., a Nevada corporation (the “Employer”), and Mackie Barch, an individual, hereinafter referred to as “Employee,” in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1.  TERM OF EMPLOYMENT

Section 1.1.

Specified Period.  The Employment Term shall commence on the date above written, and shall terminate on the third anniversary thereof, unless earlier terminated in accordance with Article 7, hereof.

Section 1.2.

Automatic Renewal.  This Agreement shall be renewed automatically for succeeding terms of one (1) year each, unless either party gives notice to the other at least ninety (90) days prior to the expiration of any term of his or its intention not to renew.  These dates shall be calendared.

Section 1.3.

“Employment Term” Defined.  As used herein, the phrase “Employment Term” refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

Section 1.4.

Annual Review.  Employer’s Board of Directors will grant Employee an annual review.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

Section 2.1.

General Duties.  Employee shall serve as the Chief Executive Officer and Chairman of the Board of Sunpeaks Ventures, Inc.  In that capacity, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, including the hiring and firing of all employees other than the officers of Employer, subject at all times to the policies set by Employer’s Board of Directors, and to the consent of the Board when required by the terms of this contract.

Section 2.2.

Matters Requiring Consent of the Board of Directors.  Employee shall not, without specific written approval of the Employer’s Board of Directors, do or contract to do any of the following:

(1)

Bind the Employer to any contract or agreement outside the Employer’s ordinary course of business that could cause the Employer to expend in excess of $5,000; or

(2)

Bind the Employer to a liquidation event, such as liquidation, dissolution or winding up of the Employer, whether voluntary or involuntary;

(3)

Bind the Employer to a sale of all or substantially all of the assets of the Employer;

(4)

Bind the Employer to a transaction that would result in a change of the control of the Employer;

(5)

Guaranty any debt or obligation in the name of the Employer;

(6)

Obligate the Employer for any amount outside the ordinary course of business in excess of $10,000; or

(7)

Any other matter prohibited by the Employer’s written practices and policies that have been distributed to the Employer’s employees.

Section 2.3.

Devotion to Employer’s Business.

(a)

Subject to the exceptions set forth herein, Employee shall devote the requisite levels of his time, ability, and attention to the business of Employer during the term of his employment necessary to effectively and efficiently execute all job responsibilities set forth in Section 2.1.  Employee may devote time and attention to other activities that do not compete with Employer or interfere with Employee’s obligations, duties and responsibilities to Employer hereunder.

(b)

During Employee’s employment with Employer, Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, that competes or could compete with Employer or interfere with Employee’s obligations, duties and responsibilities to Employer hereunder, without the prior written consent of Employer’s Board of Directors.  However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior unanimous written consent of Employer’s Board of Directors.

(c)

This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not interfere or conflict with the services required under this agreement. However, during the term of Employee’s employment, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

Section 2.4.

Competitive Activities.  While Employee is an employee of Employer, and for a period of six (6) months after termination (if the Employee is terminated for cause by the Employer, as defined in Section  7.3, or the Employee terminates for a reason other than a resignation for Good Reason as set forth in Section 7.5), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in the industry as Employer.  In the event Employee is terminated by Employer without cause then the provisions of this Section 2.4 will not be applicable.  Employee further acknowledges that this non-compete provision itself survives the termination of this Agreement.

Section 2.5.

Uniqueness of Employee’s Services.  Employee hereby represents and agrees that the services to be performed by Employee under this agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may posses, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.  The parties are aware that under Maryland law specific performance may not be available to enforce all breaches of this agreement but acknowledge that for all such material breaches of this agreement the non-breaching party would be harmed and both parties agree that this harm will be recoverable through monetary damages.

Section 2.6.

Trade Secrets.

(a)

The parties acknowledge and agree that during Employee’s employment and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of Employer, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by Employer’s business, and that such information constitutes Employer’s trade secrets (“Trade Secrets”).

(b)

Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

(c)

Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer’s Trade Secrets obtained by Employee during the course of his employment with Employer, including information concerning Employer’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Employer’s Trade Secrets, whether such information is used during the term of Employee’s employment or at any other time thereafter.

(d)

Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Employer’s business, whether prepared by Employee or others, are also considered Trade Secrets and that they are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior written consent of Employer.  Employee shall not solicit or hire any client(s) or employee(s) of Employer for six (6) months following termination of employment.  Trade Secrets do not include: (1) information that was in the public domain at the time of disclosure; or (2) information that subsequently becomes part of public knowledge or literature through a deliberate act of Employer or Employee as of the date of its becoming public.

ARTICLE 3.  OBLIGATIONS OF EMPLOYER

Section 3.1.

General Description.  Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Section 3.2.

Office and Staff.  Employer shall provide Employee with an office, office equipment, supplies, and other facilities and services, suitable to Employee’s position and adequate for the performance of his duties.

ARTICLE 4.  COMPENSATION OF EMPLOYEE

Section 4.1.

Annual Salary.

(a)

As compensation for the services to be rendered hereunder, Employee shall receive an annual salary at the rate of $170,000 per year, payable in twenty-four (24) equal payments, with a payment not less than twice each month (or otherwise as agreed by the parties) during Employee’s employment.

(b)

Employee shall not be eligible for automatic salary increases during the initial three (3) year term of this Agreement, but will be available for salary increases at the sole discretion of the Employer’s Board of Directors.

Section 4.2.

Bonus.  Employer does not currently have a bonus plan in place, and there is currently no bonus plan in place for Employee, but Employee may be paid bonuses at the sole discretion of the Employer’s Board of Directors.

Section 4.3

Tax Withholding.  Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

ARTICLE 5.  EMPLOYEE BENEFITS

Section 5.1.

Annual Vacation.  Employee shall be entitled to twenty five (25) days vacation time each year, based on the Employer’s fiscal year, without loss of compensation.  In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue that time and add it to vacation time for any following year, provided, however, that at no time will Employee be entitled to more than thirty (30) vacation days total, and that Employee will cease to earn additional vacation days at any and all times when he has accrued such maximum of thirty (30) vacation days.

Section 5.2

Sick Leave.  Employee shall be entitled to twenty five (25) days per year as sick leave with full pay.  There shall be no accrual of unused sick leave.

Section 5.3

Medical Coverage.  Employer agrees to provide Employee & Family coverage for medical, major medical, and hospital insurance, in accordance with Employer’s current plan and benefits as in effect immediately prior to the date hereof for a period of at least one year, after which time the Employer may change the coverage in its sole discretion.  All or a portion of the cost of such coverage will be the responsibility of Employer, in accordance with the Employer’s standard medical benefits coverage offered to its employees.

Section 5.4

Retirement Plan.  To the extent that the Employer offers a retirement plan, such as a 401K plan, to its employees, Employee will be eligible to participate in such a plan, in accordance with what the Employer’s offers to its other employees.

ARTICLE 6.  BUSINESS EXPENSES

Section 6.1.

Reimbursement of Other Business Expenses.

(a)

Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.

(b)

Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

(c)

Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 7.  TERMINATION OF EMPLOYMENT

Section 7.1

Termination Upon Death.  Employee’s employment hereunder shall terminate upon his death, in which event the Employer shall pay to such person as the Employee shall have designated in a written notice filed with the Employer, or if no such person shall have been designated to his estate, all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses through the date of termination.

Section 7.2.

Termination Upon Disability.  If, as a result of a permanent mental or physical disability, Employee shall have been absent from his duties hereunder on a full-time basis for three (3) consecutive months, (“Disability”) and, within thirty (30) days after the Employer notifies Employee in writing that it intends to replace him, (which notice can be given at the end of the second month during such three-month period), Employee shall not have returned to the performance of his duties on a full-time basis, the Employer shall be entitled to terminate Employee’s employment.  In addition, Employee shall, upon his Disability, have the right to terminate his employment with Employer.  If such employment is terminated (whether by the Employer or Employee) as a result of Employee’s Disability, then Employer shall pay to Employee all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses, through the date of termination.

Section 7.3.

Termination for Cause.  Employer shall be entitled to terminate Employee’s employment for Cause, in which event Employee shall be entitled to all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses, only through the date of termination.  For purposes of this agreement, “Cause” shall mean (i) the conviction of Employee of a felony, (ii) the commission by Employee of an act of fraud or embezzlement involving assets of the Employer or its customers, suppliers or affiliates, (iii) a willful breach or habitual neglect of Employee’s duties which he is required to perform under the terms of his employment (See Section 2.1, above), (iv) refusal to timely produce any and all documentation related to the Employer’s business to the Board of Directors or any committee appointed by the Board of Directors, upon request therefrom, or (v) gross misconduct or gross negligence in connection with the business of the Employer or an affiliate which has a material adverse effect on the Employer and any subsidiaries.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a notice of termination which specifies the grounds for termination and a statement of supporting facts.

Section 7.4.

Termination without Cause. Subject to the provisions of Section 7.6 of this Agreement, Employee’s employment hereunder may be terminated by Employer without Cause at any time and without prior notice to Employee.

Section 7.5

Resignation for Good Reason.  Employee may resign his employment with Employee at any time, provided that such resignation shall be considered to be for Good Reason for purposes of this agreement if, but only if, one or more of the following conditions occur and such condition(s) is (are) not fully corrected within ten (10) business days after written notice from Employee to Employer:

(i)

the assignment to Employee of any duties or responsibilities materially inconsistent with the job description outlined in Section 2.1, above; or

(ii)

the failure by Employer either to pay Employee any salary due hereunder within ten (10) business days of the date that such payment is due and/or to provide any employment benefits as required by this agreement.

Section 7.6.

Payments upon Termination without Cause or Resignation for Good Reason.  In the event that Employee’s employment with Employer is terminated by Employer without Cause pursuant to Section 7.4, above, or by Employee as the result of a resignation for Good Reason pursuant to Section 7.5, above, then Employee shall be entitled to receive payment of one (1) year of Employee’s base salary in effect as of the date of such termination without Cause or resignation for Good Reason, said payments to be made in accordance with the normal payroll cycle of Employer and subject to any required tax withholdings and deductions.  In the event that Employee breaches any of the covenants set forth in Article 2, above, Employer shall have no further obligation to provide, and Employee shall have no further right to receive, any payments or benefits pursuant to this Section 7.6.

Section 7.7.

Return of Documents.  Upon the termination of Employee's employment with Employer for any reason, including without limitation termination by the Employer for Cause or for Good Reason, Employee shall promptly deliver to Employer all correspondence, manuals, orders, letters, notes, notebooks, reports, programs, proposals, loan documents, agreements, and any documents and copies concerning Employer’s customers or concerning products or processes used by Employer and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or material containing or constituting Trade Secrets.

ARTICLE 8.  GENERAL PROVISIONS

Section 8.1.

Notices.  Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or facsimile or overnight mail.  Notices shall be addressed to the parties at the addresses below.  Such notice or communication shall be deemed to have been given or made, as of the date of delivery, as evidenced by a signed declaration under penalty of perjury in the event of personal delivery, as evidenced by a facsimile confirmation sheet in the event of facsimile delivery, or as evidenced by prove of overnight delivery in the event of delivery by overnight courier.

If to Employer:

Sunpeaks Ventures, Inc.

9337 Fraser Avenue

Silver Spring, MD 20910

Facsimile:

with a copy to:

The Lebrecht Group, APLC

9900 Research Drive

Irvine, CA  92618

Attn:  Craig V. Butler, Esq.

Facsimile:  (949) 635-1244

If to Employee:

Mackie Barch

[________________]

[________________]

Facsimile:

Section 8.2.

Arbitration.

(a)

Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on written request of either party served on the other be submitted to arbitration.

(b)

Employer and Employee shall each appoint one person to hear and determine the dispute.  If the two (2) persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

(c)

The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Section 8.3.

Attorney’s Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.  This provision shall be construed as applicable to the entire contract.

Section 8.4.

Entire Agreement.  This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.  Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Section 8.5.

Modifications.  Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Section 8.6.

Effect of Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 8.7.

Partial Invalidity.  If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 8.8.

Law Governing Agreement/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  Any legal action, suit, arbitration, or proceeding arising from or relating to this Agreement shall be brought and maintained in the appropriate court or arbitrator located in and with jurisdiction over [___________] County, Maryland and the parties hereby submit to the jurisdiction thereof.

Section 8.9.

Understanding Agreement.  Employee has read and fully understands the points listed above and has agreed to adhere to all sections as presented.

Section 8.10.

Assignment.  This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee.

Section 8.11.

Amendment.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both parties as hereto, as in the case of a waiver, by the party waiving compliance.

[signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment as of the date first above written.  This agreement may be signed in counterparts and facsimile signatures are treated as original signatures.

“Employer”	“Employee”
Sunpeaks Ventures, Inc., a Nevada corporation	Mackie Barch, an individual

/s/ Mackie Barch _	/s/ Mackie Barch _
By: Mackie Barch	By: Mackie Barch
Its: Chief Executive Officer